Stan J.H. Lee, CPA
2160 North Central Rd Suite 203 Fort Lee NJ 07024
P.O. Box 436402 San Ysidro CA 92143-9402
619-623-7799 Fax 619-564-3408 stan2u@gmail.com




To Whom It May Concerns:


The firm of Stan J.H. Lee, Certified Public Accountants, consents to the inclusion of our report of March 3, 2010, on the audited financial statements of Swordfish Ventures Inc. as of February 28, 2010 and for the period beginning October 29, 2009 ( its inception) to February 28, 2010 in Form S-1/A-1 Amendment No 1 to be filed in near future with the U.S. Securities and Exchange Commission. We have read and consent to the management representation made in the Expert's section of the Registration statement on Form S-1, and as amended.


Very truly yours,


/s/ Stan J.H. Lee, CPA
______________________
Stan J.H. Lee, CPA
July 20, 2010